EXHIBIT 99.1

Cortland Bancorp Profits Increase 25% in 1Q16 and 19% YOY

CORTLAND, Ohio, April 26, 2016 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQB:CLDB), the holding company for Cortland Savings and Banking Company, today reported net income grew 19% to $1.4 million, or $0.31 per share, for the first quarter of 2016, from $1.1 million, or $0.25 per share, for the first quarter of 2015.  Net income increased 25% on a linked quarter basis.  All results are unaudited.

“Our solid profitability in the first quarter gave us a great start to 2016, and we are confident our franchise will continue to produce strong financial results for our shareholders this year,” said James M. Gasior, President and Chief Executive Officer.  “First quarter results are typically impacted by the seasonality of our markets, yet we still had strong mortgage originations and good growth in average balances for both loans and deposits.”

“We were able to rebalance our funding mix to improve future net interest margin.  In the first quarter, we paid off $4.5 million in high-cost Federal Home Loan Bank (FHLB) advances, harvested gains from our securities portfolio and were able to recapture a tax benefit that was soon to expire,” Gasior added.  “While these unusual events impacted various line items on our income statement, they partially offset each other and contributed a net $.03 per share to first quarter profits.  Going forward, we will save a net total of $130,000 annually and reduce our cost of funds by 3 basis points for the FHLB advances, about 5% of our annualized interest expenses, which should provide a 2 basis point boost to net interest margin.  Throughout 2017, the remaining $13.5 million in long-term FHLB advances with an average cost of 4.15% will mature.  We expect to refinance much of this funding source at market rates next year.  They presently account for 20% of our interest expense.

“In addition, we received a favorable verdict from the bankruptcy court adjudicating a $2.1 million non-accrual loan,” Gasior noted.  “Upon final resolution, we anticipate that our asset quality metrics will improve significantly.”

First Quarter 2016 Highlights (at, or for the period ended March 31, 2016);

  Earnings per share totaled $0.31 for the first quarter of 2016, compared to $0.25 for the first quarter of 2015, and $0.24 for the fourth quarter of 2015.
  Net interest income increased 3% to $4.7 million for the first quarter of 2016, compared to $4.6 million for the first quarter a year ago, and remained flat on a linked quarter basis.
  Non-interest income (excluding securities gains) grew 3% to $1.1 million for the first quarter of 2016, compared to $1.0 million for the first quarter a year ago, and increased 20% from $903,000 for the fourth quarter of 2015, reflecting strong contributions from mortgage banking.
  Net interest margin (“NIM”) for the quarter was 3.58%, compared to 3.66% for the first quarter a year ago and 3.63% for the fourth quarter of 2015, reflecting the transition to reinvest sales proceeds.  NIM was slightly higher than the 3.53% for the 628 banks that make up the SNL Micro-Cap U.S. Bank Index for the fourth quarter of 2015.
  Total loans grew to $373.8 million, up $29.9 million, or 9%, from the first quarter a year ago.
  Total deposits grew 10% to $481.9 million year-over-year.
  Nonperforming assets were 2.05% of total assets at March 31, 2016.
  The allowance for loan losses was 1.39% of total loans at March 31, 2016, compared to 1.56% a year ago and 1.32% at December 31, 2015.
  Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 15.12% and tangible equity to tangible assets of 9.87%.
  A quarterly cash dividend of $0.07 per share will be payable on June 1, 2016 to shareholders of record on May 11, 2016, providing a 1.8% current yield at recent market prices.

Operating Results

Net Interest Income
After the provision for loan losses, net interest income increased 7% to $4.7 million for the first quarter of 2016, compared to $4.4 million for the first quarter of 2015 and grew 1% from the fourth quarter of 2015, primarily due to higher average loan balances and lower cost of funds.  No provision for loan losses was taken for the first quarter of 2016, compared to a provision for loan losses of $160,000 for the first quarter of 2015, and $65,000 for the fourth quarter at year-end.

Non-Interest Income
"Cortland has invested into two business lines in recent years that are broadening our financial services offerings and contributing to profitability.  Net gains from our mortgage banking operation continue to add appreciably to our non-interest income both year-over-year and on a linked quarter basis.  Strong volumes for home purchases (84% of loan volumes) and refinancing (16% of loan volumes) in the first quarter contributed non-interest income of $349,000, up from $149,000 in the fourth quarter and $185,000 a year ago,” added Gasior. The Bank, which had operated a non-deposit investment services program, launched its new Cortland Private Wealth Management program, which offers a full suite of program options, including private asset management, financial and estate planning, retirement plans, insurance and advisory services.   The new program, which was introduced in late January will ramp up over the remaining course of the year, adding contributions from both investment and advisory services.

Total non-interest income, excluding $324,000 from investment gains and losses, was $1.1 million for the first quarter of 2016 and $1.0 million for the same quarter of 2015.

Net Interest Margin
“As we noted above, the prepayment of $4.5 million in FHLB advances has set the stage for improving margins in the next few quarters.  The impact of the 2017 maturity of the remaining $20.5 million of long-term FHLB advances, will further expand margin,” said David Lucido, Senior Vice President and Chief Financial Officer.  “We were also able to harvest gains from our securities portfolio and redeploy those funds into new securities while maintaining the yield prospectively on our investment portfolio.  We will continue to focus on increasing loans as a percentage of earning assets, which is the highest and best use of our assets.”  The net interest margin was 3.58% for the first quarter of 2016, compared to 3.66% for the first quarter a year ago and 3.63% from the preceding quarter.

Operating Expenses
Non-interest expense for the first quarter of 2016 was $4.5 million, compared to $4.2 million in the preceding quarter and $4.0 million a year ago.  The increase in operating expenses in the quarter reflects the $242,000 FHLB prepayment penalty and the newest branch expansion into Canfield.

The efficiency ratio for the first quarter of 2016 was 71.13% compared to 68.29% for the first quarter of 2015, and 72.28% for the fourth quarter of 2015.

The effective tax rate in the first quarter was 16.1% compared to 22.9% in the preceding quarter and 21.8% a year ago.  The first quarter tax rate included a $93,000 benefit from the reversal of an expiring Deferred Tax Allowance which was available to use against the capital gains generated in the first quarter.  “Our normal tax provision is between 20% and 23%,” said Lucido.

Balance Sheet and Asset Quality

Total assets increased by 6% to $590.4 million at March 31, 2016, compared to $556.0 million at March 31, 2015, and fell 4% from $612.4 million at December 31, 2015.

“We had another strong quarter of loan production in the seasonally slow first quarter,” commented Gasior.  “Total loans decreased 5.2% in the quarter, reflecting year-end seasonality, and increased 9% from a year ago.  Average balances, which help smooth out some of the seasonal impact, increased 4% in the quarter and 9% year-over-year.  The majority of the loan production was generated from commercial real estate (CRE), which increased 4% and new C&I loans, which increased 23% in 1Q16 from 1Q15.  Our loan origination pipeline remains solid, and we expect loan demand to remain strong in 2016.”

Total loans grew 9% to $373.8 million at March 31, 2016, compared to $343.9 million at March 31, 2015.  The loan portfolio is diversified, composed of both retail and business with commercial real estate loans accounting for 64%, of which 19% were owner-occupied by businesses.  Commercial loans accounted for 16% while residential 1-4 loans accounted for 13%.  Consumer and home equity loans accounted for 7% of total loans.

Total deposits increased 10% year-over-year to $481.9 million, at March 31, 2016.  Noninterest-bearing deposits accounted for 23% of total deposits; interest-bearing demand deposits accounted for 8%, while money market and savings accounted for 41% of total deposits.  Certificates of deposits were 28% of the deposit mix.

Nonperforming assets (NPAs) were 2.05% of total assets at March 31, 2016, compared to 1.81% of total assets a year earlier and 2.02% of total assets at December 31, 2015. "Our credit quality is expected to improve in the next few quarters as two large lending relationships are at the final stages of resolution.  In addition, of the $11.4 million in nonperforming loans, $5.2 million are performing restructured loans that continue to meet the revised terms of their loan agreements,” added Gasior.

Excluding performing restructured loans, nonperforming assets were 1.2% of total assets compared to 1.1% a year ago.  There was no provision for loan losses in the first quarter of 2016, compared to a $160,000 in the first quarter of 2015, and a $65,000 provision for loan losses in the fourth quarter of 2015.  The allowance for loan losses was 1.39% of total loans at March 31, 2016, compared to 1.56% of total loans at March 31, 2015.

Net charge-offs totaled $14,000 for the first quarter of 2016, compared to $47,000 for the fourth quarter of 2015 and to recoveries of $3,000 for the first quarter of 2015.

Capital and Dividends

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin.  For the quarter ended March 31, 2016, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.63%	9.17%	5.00%
Tier 1 risk-based capital ratio	13.95%	12.06%	8.00%
Total risk-based capital ratio	15.12%	14.57%	10.00%

The Stock Repurchase Plan remains effective, as reapproved by the Board of Directors for 2016.  No shares were purchased under this plan in the first quarter of 2016.

About Cortland Bancorp –

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio.  Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio and two financial services centers, in Beachwood and Fairlawn, Ohio.  For additional information about Cortland Banks visit http://www.cortland-banks.com.

Forward Looking Statement
This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited
	Three Months Ended
	Mar. 31, 2016	Mar. 31, 2015	Var %	Dec. 31, 2015	Var %
SUMMARY OF OPERATIONS
Interest income	$5,393	$5,217	3%	$5,395	—%
Interest expense	(692)	(648)	7	(679)	2
Net interest income	4,701	4,569	3	4,716	—
Provision for loan losses	—	(160)	(100)	(65)	(100)
NII after loss provision	4,701	4,409	7	4,651	1
Investment security gains	324	8	3,950	47	589
Non-interest income	1,083	1,047	3	903	20
Non-interest expense	(4,484)	(3,994)	12	(4,192)	7
Income before tax	1,624	1,470	10	1,409	15
Federal income tax expense	262	321	(18)	323	(19)
Net income	$1,362	$1,149	19%	$1,086	25%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,405	4,528	(3)%	4,405	—%
Earnings per share	$0.31	$0.25	24	$0.24	30
Dividends per share	0.07	0.06	17	0.06	17
Market value	15.40	15.30	1	15.90	(3)
Book value	13.23	12.62	5	12.87	3
Market value to book value	116.40%	121.24%	(4)	123.54%	(6)

BALANCE SHEET DATA
Assets	$590,393	$555,996	6%	$612,443	(4)%
Investments securities	166,043	170,512	(3)	162,035	2
Total loans	373,788	343,911	9	394,254	(5)
Total deposits	481,941	439,471	10	496,404	(3)
Borrowings	41,263	52,753	(22)	49,654	(17)
Shareholders’ equity	58,270	57,155	2	56,684	3

AVERAGE BALANCE SHEET DATA
Average assets	$593,006	$561,412	6%	$583,014	2%
Average total loans	381,224	348,180	9	367,812	4
Average total deposits	485,115	447,179	8	471,053	3
Average shareholders' equity	57,438	56,375	2	57,089	1

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(14)	$3	(567)%	$(47)	(70)%
Net (charge-offs) recoveries to average loans	(0.01)%	0.00%	(520)	(0.05)%	(71)
Non-performing loans as a % of loans	3.04	2.70	13	2.94	3
Non-performing assets as a % of assets	2.05	1.81	13	2.02	1
Allowance for loan losses as a % of total loans	1.39	1.56	(11)	1.32	5
Allowance for loan losses as a % of non-performing loans	45.57	57.68	(21)	44.76	2

FINANCIAL RATIOS\STATISTICS
Return on average equity	9.49%	8.15%	16%	7.61%	25%
Return on average assets	0.92	0.82	12	0.75	23
Net interest margin	3.58	3.66	(2)	3.63	(1)
Efficiency ratio	71.13	68.29	4	72.28	(2)
Average number of employees (FTE)	156	149	5	157	(1)

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.63%	10.74%	(1)%	10.62%	—%
Bank	9.17	9.28	(1)	9.17	—
Common equity tier 1 ratio
Company	12.85	13.19	(3)	12.78	1
Bank	12.06	12.46	(3)	12.01	—
Tier 1 risk-based capital ratio
Company	13.95	14.39	(3)	13.90	—
Bank	12.06	12.46	(3)	12.01	—
Total risk-based capital ratio
Company	15.12	15.63	(3)	15.09	—
Bank	14.57	15.16	(4)	14.56	—

CONTACT:
James M. Gasior, President & CEO
(330) 282-4111

The Cereghino Group
IR CONTACT: 206-388-5785